SWEENEY & ASSOCIATES P.C.
                             ATTORNEYS AT LAW

7300 PENN AVENUE                                   TELEPHONE (412) 731-1000
PITTSBURGH, PA  15208                              FACSIMILE (412) 731-9190

                             July 14, 1997

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549
Attention:  Preliminary Proxy Materials

RE:       Biocontrol Technology, Inc.
          Proxy Materials
          SEC Commission File Number 0-10822

Ladies and Gentlemen:

     Pursuant to your instructions, enclosed via EDGAR are the Proxy Card, Proxy Materials and Report to Shareholders for the above-referenced registrant. Becuase this Proxy does not involve an acquisition, no filing fee is enclosed.


                              Sincerely,

                              M. Kathryn Sweeney, Esq.


enclosures

cc:  David E. Staudenmaier, Biocontrol Technology, Inc. (w/o enc.)

BIOCONTROL TECHNOLOGY, INC.                                 PROXY
300  Indian  Springs  Road             THIS PROXY IS SOLICITED ON
Indiana,  PA  15701              BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, having received the Report to Shareholders, Notice of the Special Meeting of Shareholders and the Biocontrol Technology, Inc. Proxy Statement, hereby appoint(s) David E.
Staudenmaier proxy of the undersigned (with full power of substitution) to attend the above Special Meeting and all adjournments thereof (the "Special Meeting") and there vote all shares of Common Stock of Biocontrol Technology, Inc. (the "Company") that the undersigned would be entitled to vote, if personally present with regard to all matters which may come before the Special Meeting, including the items set forth below. To cast a vote in connection with the following items, please check the box next to the appropriate response.

     1. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 150,000,000.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

          2. In his discretion upon the transaction of other business as may properly come before the Special
          Meeting.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

      The undersigned hereby revokes all previous proxies for the Special Meeting, acknowledges receipt of the Report to Shareholders, Notice of the Special Meeting and Proxy Statement furnished therewith and ratifies all that the said proxies may do by virtue hereof.

      This proxy when properly executed will be voted in the manner specified herein. If no specification is made, this proxy will be voted in favor of Item 1 and the authority provided by
Item 2 will be deemed granted.

      Please  sign  exactly as name appears below.  Joint  owners should  each  sign  personally.  If signing in any  fiduciary  or
representative  capacity, give full title as  such.   For  shares
held by a corporation, please affix corporate seal.


                       Date: ____________________________________


                       __________________________________________
                       Signature


                       __________________________________________

                       Sign, date and return this proxy immediately in the enclosed envelope to Chase-Mellon
                       Shareholder Services

NOTE: ONLY BONA FIDE SHAREHOLDERS WILL BE ADMITTED TO THE SPECIAL
SHAREHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF OWNERSHIP
     AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.

PRELIMINARY COPIES

                          BIOCONTROL TECHNOLOGY, INC.
                            300 Indian Springs Road
                              Indiana, PA  15701
                            Telephone 412-349-1811

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 1997

The Special Meeting (the "Special Meeting") of Stockholders of Biocontrol Technology, Inc., a Pennsylvania corporation (the "Company"), will be held at the Holiday Inn, Indiana, Pennsylvania, on September 22, 1997 at (9:00 a.m., local time), for the following purpose:


     1. To amend the Company's Articles of Incorporation, as amended, to increase the number of authorized shares to 150,000,000, as set forth in the Proxy Statement.


                              By Order of the Board of Directors

                              /s/ David E. Staudenmaier
                              ___________________________________
                              David E. Staudenmaier, Secretary

Date: August *__, 1997

  PLEASE NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE SPECIAL
   SHAREHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.

Those stockholders who are unable to attend the Special Meeting in person are respectfully urged to indicate their choices, execute and return the enclosed proxy card at their earliest convenience to Proxy Tabulation Dept., Chase Mellon Shareholder Services, 450 West 33rd Street, 15th Floor, New York, New York 10001. Promptness in returning the enclosed proxy card will be appreciated. Proxies must be returned no later than September 19, 1997. Proxies may be revoked by the Stockholder before it is voted at the Special Meeting by either: written notice to the Secretary, by submission of a Proxy bearing a later date, or by attending the Special Meeting and voting in person.

                        BIOCONTROL TECHNOLOGY, INC.

           The approximate mailing date of this Proxy Statement
                         is August 21, 1997.


       PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                         September 22, 1997

The accompanying proxy is furnished by Biocontrol Technology, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors on all matters and may be revoked by the Shareholder at any time before it is voted by giving written notice to the Secretary of the Company or by executing and delivering a proxy with a later date. The expense of this solicitation is to be borne by the Company, and the Company will reimburse persons holding stock in their name or in the names of their nominees for the expenses incurred in sending proxies and proxy materials to their principals.

The Company had outstanding *________ shares of common stock, par value $.10 per share, as of July 7, 1997, the date for determining the security holders of record entitled to vote at the meeting (the "Record Date"). Each share of common stock is entitled to one vote in all matters brought before the Shareholders, without cumulative voting.

                          INCORPORATION BY REFERENCE

The latest financial statements of the Company, as well as other information regarding the Company may be found in other documents the Company has filed or will file with the SEC. The following documents are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

The Company undertakes to provide without charge to each person to whom these Proxy Materials are delivered, upon written or oral request of such person, a copy of an and all information that has been incorporated by reference. Such requests should be made to: Investor Relations Department, Biocontrol Technology, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220; by telephone at (412) 429-0673 or by fax at (412) 279-1367.

DESCRIPTION OF SECURITIES

BICO's authorized capital currently consists of 100,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share. As of June 30, 1997, there were 71,695,466 shares of common stock and zero shares of preferred stock outstanding. In addition, there were $6,000,000 of the Company's 4% Convertible Debentures outstanding as of June 30, 1997.

Preferred Stock

The Articles of Incorporation of BICO authorize the issuance of a maximum of 500,000 shares of non-voting cumulative convertible preferred stock, and authorize the Board of Directors of BICO to divide such class of preferred stock into series and to fix and determine the relative rights and preferences of the shares.

As of June 30, 1997, the Company had no outstanding shares of preferred stock.

Common Stock

All outstanding shares of the Company's common stock are fully paid and nonassessable. All shares of common stock to be received by holders will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.
Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for the election of directors, could elect the entire slate of the Board of Directors of BICO, and the holders of the remaining common stock would not be able to elect any member to the Board of Directors. As of June 30, 1997, there were 71,695,466 shares of common stock outstanding.

In the event of liquidation or dissolution of BICO, holders of the common stock are entitled to receive on a pro ratabasis all assets of BICO remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of BICO.

Convertible Debentures

As of June 30, 1997, the Company had outstanding $6,000,000 in Convertible Debentures, which are due between May 12, 1997 and June 27, 1998.

Dividends

The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its preferred stock in 1983, and a common stock dividend on its preferred stock in 1988) since its inception, and cash dividends are not presently contemplated at any time in the foreseeable
future.   The Company anticipates that any excess funds generated from operations in the foreseeable future will be used for working capital and for investment in research and new product development, rather than to pay dividends.

In accordance with the Company's Articles of Incorporation, cash dividends are restricted under certain circumstances. Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof. Any such dividends are subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets of BICO exceed the liquidation preference of any outstanding preferred stock.


Employment Agreement Provisions Related to Changes in Control

BICO has entered into agreements (the "Agreements") with Fred E. Cooper, David
L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The Agreements provide that in the event of a "change of control" of BICO, BICO is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of the outstanding shares of common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreement: (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreements), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


Warrants

As of June 30, 1997, there were outstanding warrants to purchase 4,396,162 shares of the Company's common stock at exercise prices of between $0.25 and $4.03 per share. These warrants are held by members of the Company's Scientific Advisory Board, certain employees, officers, directors, loan guarantors, lenders and consultants.

The holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of common stock for any purpose until such warrants have been duly exercised and payment of the exercise price has been made.

Voting Procedures

Each share of common stock and preferred stock outstanding as of the Record Date is entitled to one vote on each matter submitted to the stockholders for a vote at the Special Meeting. The matter submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter (commonly referred to as "broker non-votes"), those shares will not be considered as present and entitled to vote with respect to that matter.

Transfer Agent

Chase-Mellon Shareholder Services in New York, New York acts as the Company's Registrar and Transfer Agent for its common and preferred stock. The Company acts as its own warrant transfer agent.

                  DIRECTORS AND EXECUTIVE OFFICERS

                                              Director
Name                     Age         Since    Position
-----------------        ---         ------   -----------------------------
David L. Purdy           68          1972     President, Chairman of the
                                              Board, Treasurer, Director

Fred E. Cooper           52          1989     Chief Executive
                                              Officer, Executive
                                              Vice President, Director

Anthony J. Feola         49          1990     Senior Vice President, Director

Glenn Keeling            46          1991     Vice President, Director
______________________________

DAVID L. PURDY, 68 is President, Chairman of the Board, Treasurer and a director of the Company. Mr. Purdy has been a director and Chairman of the Board since its organization in 1972 and is considered the organizer and founder of the Company; he devotes 60% of his time to the business of the Company, and 40% of his time to Diasense. He has also served as President of the Company from 1972 through December 1990, with the exception of five months in 1980, when he served as Chairman and full-time Program Director of the Company's implantable medicine dispensing device program with St. Jude Medical, Inc., and from October 1, 1987 through July 15, 1988, when he served as Chairman and Director of Research and Development for the Company. Prior to founding the Company, he was employed by various companies in the medical technology field, including Arco Medical, Inc. Mr. Purdy is also an officer and director of Diasense and Coraflex, and a director of Petrol Rem and IDT.

FRED E. COOPER, 52, is the Chief Executive Officer, Executive Vice President and a director of the Company; he devotes approximately 60% of his time to the business of the Company, and 40% to Diasense. Prior to joining the Company, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, a company in which he served as Executive Vice President until his resignation and divestiture of ownership in August 1990. In 1972, Mr. Cooper founded Cooper Leasing Corp., Pittsburgh, Pennsylvania, a company specializing in
equipment and venture financing.   Mr. Cooper was appointed Chief Executive
Officer in January 1990. He is also an officer and director of Diasense and Barnacle Ban, and a director of Petrol Rem, Coraflex and IDT.

ANTHONY J. FEOLA, 49, rejoined the Company as its Senior Vice President in April, 1994, after serving as Diasense's Vice President of Marketing and Sales from January, 1992 until April, 1994. Prior to January, 1992, he was the Company's Vice President of Marketing and Sales. Prior to joining the Company in November 1989, Mr. Feola was Vice President and Chief Operating Officer with Gateway Broadcasting in Pittsburgh in 1989, and National Sales Manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director of the Company in February 1990, and also serves as a director of Diasense, Coraflex and Barnacle Ban. He is also the President, CEO and a director of Petrol Rem, and the Secretary/Treasurer and a director of IDT.

GLENN KEELING, 46, joined the Board of Directors in April 1991. Mr. Keeling currently is a full-time employee of BICO in the position of Vice President of Marketing; his primary responsibilities during 1994 and 1995 have been the management and operation of IDT's Whole-Body Extracorporeal Hyperthermia project. From 1976 through 1991, he was a Vice President in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also President and a director of IDT.

Pursuant to the disclosure requirements of Item 405 of Regulation S-K regarding timely filings required by Section 16(a) of the Securities and Exchange Act, the Company represents the following. Based solely on its review of copies of forms received and written representations from certain reporting persons, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and its affiliates share common officers and directors. In addition, BICO and Diasense have entered into several intercompany agreements including a Purchase Agreement, a Research and Development Agreement and a Manufacturing Agreement, which are summarized herein. Management believes that it was in the best interest of the Company to enter into such agreements and that the transactions were based upon terms as fair as those which may have been available in comparable transactions with third parties. However, no unaffiliated third party was retained to determine independently the fairness of such transactions. The Company's policy concerning related party transactions requires the approval of a majority of the disinterested directors of both the corporations involved, if applicable.

In the event that Diasense is combined with BICO, as discussed herein, the related transactions set forth herein would be materially effected. For example, separate employment agreements would be unnecessary, as would the "Intercompany Agreements" described herein. Because the transaction is in a preliminary stage, and the terms of the transaction have yet to be negotiated or approved by the shareholders of either corporation, this discussion is set forth to reflect the relationships which exist as of the date of this document, when BICO and Diasense remained two different corporations.

Employment Relationships

The Board of Directors of the Company approved employment agreements on November 1, 1994 for its officers, David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling (See "Employment Agreements").

David L. Purdy, President, Treasurer and a director of the Company, is a director of Diasense, and Coraflex. He is also the chairman and Chief Scientist of Diasense, and the President and Treasurer of Coraflex. Mr. Purdy devotes 60% of his time to BICO, and 40% to Diasense. In addition to his salary paid by BICO, Mr. Purdy was paid $100,000 by Diasense in 1996. Fred E. Cooper, Chief Executive Officer, Executive Vice President and a director of the Company, is a director of Diasense, Coraflex, Petrol Rem, and Barnacle Ban.
He is also the President of Diasense, Coraflex and Barnacle Ban. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasense. In addition to his salary and bonus paid by BICO, he was paid $150,000 by Diasense in 1996. Anthony J. Feola, Senior Vice President and a director of the Company, is also a director of Diasense, Coraflex, IDT, Petrol Rem, and Barnacle Ban. He is also the Secretary/Treasurer of IDT, and the President and CEO of Petrol Rem. Glenn Keeling, Vice President and a director of the Company, was employed on
January 1, 1992 as BICO's manager of product development.   Mr. Keeling is also
the President and a director of IDT. C. Terry Adkins, a director of the Company until March 1992, is currently a director and Vice President of
Diasense.   He is paid an annual salary of $95,000 by Diasense and has no employment contract with Diasense. Gary Keeling, the brother of Glenn Keeling, is an officer and director of Diasense. He has an employment contract with Diasense and was paid $125,000 in 1996.

Property

Four of the Company's current executive officers and/or directors and one former director of the Company are members of the eight-member 300 Indian Springs Road Real Estate Partnership (the "Partnership") which in July 1990, purchased the Company's real estate in Indiana, Pennsylvania, and each has personally guaranteed the payment of lease obligations to the bank providing the funding. The business purpose of the real estate transaction was to raise funds for the Company. The cost of the property to the Company was $1,084,852. The property was sold to the Partnership subject to a leaseback provision and outstanding liens for approximately $800,000; the Company received approximately $403,000 in cash as a result of the sale-leaseback. The sale price was determined by First West Virginia Bank. Each member of the Partnership received warrants in consideration of their personal guarantees. The five members of the Partnership who are also current or former officers and/or directors of the Company, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of the Company's common stock at an exercise price of $.33 per share until June 29, 1995 (those warrants still outstanding as of the original expiration date were extended until June 29, 1998). Mr. Adkins, who was a director at the time of the transaction, resigned from the Board of Directors on March 30, 1992. Mr. Keeling, who was not a director at the time of the transaction, joined the Board of Directors on May 3, 1991; Mr. Onorato, who was not a director at the time of the transaction, was a BICO director from September 1992 until April 1994. On April 24, 1990, Equitable Financial Management ("EFM") received warrants to purchase 200,000 shares of the Company's common stock at $.25 per share until April 24, 1995, and $16,000 in cash, representing a two percent (2%) fee for arranging the sale of the Company's real estate. Warrants were also issued on April 24, 1990 to Charles Dixon, the President of EFM, to purchase 200,000 shares of the Company's common stock at $.25 per share until April 24, 1995 (those warrants still outstanding as of the original expiration date were extended until June 29, 1998).

In all instances where warrants were issued in connection with the transactions set forth above, the exercise price of the warrants was equal to or above the current quoted market price of the Company's common stock on the date of issuance.

In April 1992, Diasense purchased an office condominium located at the Bourse Office Park, Virginia Manor, Building 2500, Second Floor, Pittsburgh, Pennsylvania 15220 for $190,000. The Company has entered into a lease with Diasense and pays rent in the amount of $3,544 per month, plus one-half of the utilities.

Warrants

The following paragraphs, along with the notes to the financial statements, include disclosure of the warrants which were granted to executive officers and directors of the Company from 1994 through June 30, 1997. These warrants were accounted for in accordance with Accounting Principles Board Opinion 25 (based on the spread, if any, between the exercise price and the quoted market price of the stock on the date that the warrants were granted). No value was recorded for these warrants since they were all granted at exercise prices which were equal to or above the current quoted market price of the stock on the date issued. In 1995 and 1996, the Company extended warrants granted in 1990 and 1991, which were scheduled to expire in 1995 and 1996, until 1998-2000. Because the exercise price of the warrants, which remained unchanged, was less than the market price of the common stock on the dates of the extensions, charges were made against operations.

On August 25, 1994, the Board of Directors approved the granting of warrants to purchase common stock at $2.75 per share until August 25, 1999 to Raymond Carr, a director in return for his meritorious service.

On August 26, 1996, the Board of Directors approved the granting of warrants to purchase 100,000 shares of common stock at $1.48 per share to Glenn Keeling, an officer and director of the Company.

Loans

On October 1, 1990, the Board of Directors approved a $75,000 loan from the Company to Fred E. Cooper. Mr. Cooper signed a Promissory Note promising to pay the principal amount plus twelve percent (12%) simple interest. Mr. Cooper
repaid $66,500 of the $75,000 principal balance during 1991.   During 1991, the
Company granted loans to Fred E. Cooper in the aggregate amount of $57,400.
Mr. Cooper signed Promissory Notes promising to pay the principal amounts upon demand plus ten percent (10%) simple interest. In January 1992, the Company granted a loan to Fred E. Cooper in the amount of $25,000. Mr. Cooper signed a Promissory Note promising to pay the principal amount upon demand plus ten percent (10%) simple interest. The aggregate balance of the loans as of December 31, 1996, including accrued interest, was $140,970.

In December 1991, the Company granted a loan to Glenn Keeling in the amount of $5,000. Mr. Keeling signed a Promissory Note promising to pay the principal amount upon demand plus ten percent (10%) simple interest. In December 1996, the Company granted a loan to Glenn Keeling in the amount of $50,000. Mr. Keeling signed a promissory note promising to pay the principal amounts upon demand plus 8.25% simple interest. The balance of the loans as of December 31, 1996, including accrued interest, was $57,804.

In September 1995, the Company granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus one percent (1%). Interest payments have been made on the note, and as of December 31, 1996, the balance was $250,000. Joseph Kondisko, a former director of Diasense, is a principal owner of Allegheny Food Services.

During 1995, the Company granted loans to HemoCleanse, an Indiana Corporation, aggregating $1,050,000 in the form of one-year notes accruing interest at prime rate as reported by the Wall Street Journal. The notes were converted, at the Company's option, into shares of HemoCleanse common stock at $3.50 per share during 1996.

Each of the loans made to officers or directors and their affiliates was made for a bona fide business purpose. All future loans to officers, directors and their affiliates will be made for bona fide business purposes only.

Intercompany Agreements

Management of the Company believes that the agreements between BICO and Diasense, which are summarized below, were based upon terms which were as favorable as those which may have been available in comparable transactions with third parties. However no unaffiliated third party was retained to determine independently the fairness of such transactions.

License and Marketing Agreement. Diasense acquired the exclusive marketing rights for the Noninvasive Glucose Sensor and related products and services from BICO in August 1989 in exchange for 8,000,000 shares of its common stock. That agreement was canceled pursuant to a Cancellation Agreement dated November 18, 1991, and superseded by a Purchase Agreement dated November 18, 1991. The Cancellation Agreement provides that BICO will retain the 8,000,000 shares of Diasense common stock which BICO received pursuant to the License and Marketing Agreement.

Purchase Agreement. BICO and Diasense entered into a Purchase Agreement dated November 18, 1991 whereby BICO conveyed to Diasense its entire right, title and interest in the Noninvasive Glucose Sensor and its development, including its extensive knowledge, technology and proprietary information. Such conveyance includes BICO's patent received in December 1991 (See, Report to Shareholders
- "Business").

In consideration of the conveyance of its entire right in the Noninvasive Glucose Sensor and its development, BICO received $2,000,000. In addition, Diasense may endeavor, at its own expense, to obtain patents on other inventions relating to the Noninvasive Glucose Sensor. Diasense also guaranteed BICO the right to use such patented technology in the development of BICO's proposed implantable closed-loop system, a related system in the early stages of development.

In December 1992, BICO and Diasense executed an amendment to the Purchase Agreement which clarified terms of the Purchase Agreement. The amendment defines "Sensors" to include all devices for the noninvasive detection of analytes in mammals or in other biological materials. In addition, the amendment provides for a royalty to be paid to Diasense in connection with any sales by BICO of its proposed closed-loop system.

Research and Development ("R&D") Agreement. Diasense and BICO entered into an agreement dated January 20, 1992 in connection with the research and development of the Noninvasive Glucose Sensor. Pursuant to the agreement, BICO will continue the development of the Noninvasive Glucose Sensor, including the fabrication of prototypes, the performance of clinical trials, and the submission to the FDA of all necessary applications in order to obtain market approval for the Noninvasive Glucose Sensor. BICO will also manufacture the models of the Noninvasive Glucose Sensor to be delivered to Diasense for sale (See, "Manufacturing Agreement"). Upon the delivery of the completed models, the research and development phase of the Noninvasive Glucose Sensor will be deemed complete.

Diasense has agreed to pay BICO $100,000 per month for indirect costs beginning April 1, 1992, during the 15 year term of the agreement, plus all direct costs, including labor. BICO also received a first right of refusal for any program undertaken to develop, refine or improve the Noninvasive Glucose Sensor, and for the development of other related products. In July 1995, BICO and Diasense agreed to suspend billings, accruals of amounts due and payments pursuant to the R&D Agreement pending the FDA's review of the 510(k) Notification.

Manufacturing Agreement. BICO and Diasense entered into an agreement dated January 20, 1992, whereby BICO will act as the exclusive manufacturer of the Noninvasive Glucose Sensor and other related products. Diasense will provide BICO with purchase orders for the products and will endeavor to provide projections of future quantities needed. The original Manufacturing Agreement called for the products to be manufactured and sold at a price to be determined in accordance with the following formula: Cost of Goods (including actual or 275% of overhead, whichever is lower) plus a fee of 30% of Cost of Goods. In July 1994, the formula was amended to be as follows: Costs of Goods Sold (defined as BICO's aggregate cost of materials, labor and associated manufacturing overhead) + a fee equal to one third (1/3) of the difference between the Cost of Goods Sold and Diasense's sales price of each Sensor. Diasense's sales price of each Sensor is defined as the price paid by any purchaser, whether retail or wholesale, directly to Diasense for each Sensor. Subject to certain restrictions, BICO may assign its manufacturing rights to a subcontractor with Diasense's written approval. The term of the agreement is fifteen years.

                      EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) the Chief Executive Officer, and (ii) the other most highly compensated executive officers of the Company whose remuneration exceeded $100,000 (the "Named Executives").

       SUMMARY COMPENSATION TABLE FOR YEARS ENDED DECEMBER 31, 1994-96

                     Annual Compensation            (1)Long Term  Compensation
--------------------------------------------------------------------------------
                                                    Awards
Name and                                            Securities
Principal                 ($)     ($)      ($)      Underlying     (2) All Other
Position         Year   Salary   Bonus  (2)Other    Warranties(#)   Compensation
--------------   ----  -------- -----   --------    -------------   ------------
David L. Purdy,  1996  $300,000  $ 0       $ 0         -0-             $ 0
President,       1995  $300,000  $ 0       $ 0      820,000 (3)        $ 0
Treasurer (4)    1994  $250,000  $ 0       $ 0         -0-             $ 0

Fred E. Cooper,  1996  $442,000  $ 0       $ 0         -0-             $ 0
CEO (5)          1995  $330,000  $ 0       $ 0      575,000 (3)        $ 0
                 1994  $260,000  $ 0       $ 0         -0-             $ 0

Anthony J.       1996  $300,000  $ 0       $ 0      350,000 (3)        $ 0
Feola,           1995  $250,000  $ 93,125  $ 0      200,000 (3)        $ 0
Sr. Vice         1994  $133,333  $ 0       $ 0         -0-             $ 0
Pres.(6)

Glenn Keeling,   1996  $200,000  $ 0       $ 0      100,000 (8)        $ 0
VP (7)           1995  $175,000  $ 0       $ 0         -0-             $ 0
                 1994  $150,000  $ 0       $ 0         -0-             $ 0

(1) The Company does not currently have a Long-Term Incentive Plan ("LTIP"), and no payouts were made pursuant to any LTIP during the years 1996, 1995, or 1994. The Company did not award any restricted stock to the Named
     Executives during any year, including the years 1996, 1995 or 1994.    The
     Company did not award any warrants, options or Stock Appreciation Rights ("SARs") to the Named Executives during the years ended December 31, 1996, 1995 or 1994; however, the Company did extend warrants owned by the Named Executives, which would have expired during 1995 and 1996 (See Note 3, below). The Company has no retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees. The Company currently has key-man life insurance for David L. Purdy and Fred
     E. Cooper in the amount of $1,000,000 each.

(2) During the year ended December 31, 1996, the Named Executives received medical benefits under the Company's group insurance policy, including disability and life insurance benefits. The aggregate amount of all perquisite compensation was less than 10% of the total annual salary and bonus reported for each Named Executive.

(3) During 1995 and 1996, the Company extended warrants previously issued to the Named Executives which would have otherwise expired. Although the extensions were in connection with warrants already held by the Named Executives, they are shown in the table set forth above as "awards" for executive compensation disclosure purposes because at the time of the extension, the exercise price of the warrants (which remained unchanged) was less than the "market price" of the common stock (See, "Option/Warrant/SAR Grants in Last Fiscal Year" Table).

(4) In November, 1994, Mr. Purdy's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). During 1995, Mr. Purdy's salary was increased by $50,000. In 1996, 1995 and 1994, Mr. Purdy was paid $100,000, $100,000 and $72,727 by Diasense.

(5) In November, 1994, Mr. Cooper's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). In addition, in 1996, 1995 and 1994, Mr. Cooper was paid $96,000, $40,000 and $30,000, respectively by both Petrol Rem and IDT, both of which are subsidiaries of BICO. In 1996, 1995, and 1994, Mr. Cooper was paid $150,000, $150,000 and
     $130,454 in salary and bonuses by Diasense, respectively.

(6) In April, 1994, Mr. Feola's employment agreement with Diasense was assigned to BICO when he left Diasense to rejoin BICO as its Senior Vice President. In November, 1994, Mr. Feola's employment agreement was renegotiated, provides for an annual salary of $200,000 and is effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). During 1996 and 1995, Mr. Feola's salary was increased by $50,000 per year. In 1994, Mr. Feola was paid $116,667 by Diasense.

(7) In November, 1994, Mr. Keeling entered into an employment agreement with the Company which provides for an annual salary of $150,000 effective November 1, 1994 through October 31, 1999 (See, "Employment Agreements"). During 1996 and 1995, Mr. Keeling's salary was increased by $25,000 per year.

(8) On August 26, 1996, Mr. Keeling was granted warrants to purchase 100,000 shares of the Company's common stock at a price of $1.48 per share (the market price as of that date) until August 26, 2001.

       SUMMARY COMPENSATION TABLE FOR THE SIX MONTHS ENDED JUNE 30, 1997

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the six months ended June 30, 1997, of those persons who were, at June 30, 1997: (i) the Chief Executive Officer, and (ii) the other most highly compensated executive officers of the Company whose remuneration exceeded $100,000 (the "Named Executives"). In June, 1997, the Named Executives announced that they would waive their salaries in order to assist the Company in managing its cash flow.


                     Compensation                 (1) Long Term Compensation
------------------------------------------------------------------------------
                                                  Awards
Name and         Six                              Securities
Principal        Month     ($)     ($)      ($)   Underlying     (2) All Other
Position         Period  Salary   Bonus  (2)Other Warranties(#)   Compensation
--------------   ----   --------  -----  -------- -------------   ------------
David L. Purdy,  6/30   $112,500   $ 0     $ 0        -0-             $ 0
President,       1997
Treasurer (3)

Fred E. Cooper,  6/30   $200,167   $ 0     $ 0        -0-             $ 0
CEO (4)          1997

Anthony J.       6/30   $125,000   $ 0     $ 0        -0-             $ 0
Feola,           1997
Sr. Vice
Pres.(5)

Glenn Keeling,   6/30   $ 91,667   $ 0     $ 0        -0-             $ 0
VP (6)           1997

(1) The Company does not currently have a Long-Term Incentive Plan ("LTIP"), and no payouts were made pursuant to any LTIP during the six months ended June 30, 1997. The Company did not award any restricted stock to the Named Executives during the six months ended June 30, 1997. The Company did not award any warrants, options or Stock Appreciation Rights ("SARs") to the Named Executives during the six months ended June 30, 1997. The Company has no retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees. The Company currently has key-man life insurance for David L. Purdy and Fred E. Cooper in the amount of $1,000,000 each.

(2) During the six months ended June 30, 1997, the Named Executives received medical benefits under the Company's group insurance policy, including disability and life insurance benefits. The aggregate amount of all perquisite compensation was less than 10% of the total salary and bonus reported for each Named Executive.

(3) In November, 1994, Mr. Purdy's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). During 1995, Mr. Purdy's salary was increased by $50,000. During the six months ended June 30, 1997, Mr. Purdy was paid $37,500 by Diasense.

(4) In November, 1994, Mr. Cooper's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). In addition, during the six months ended June 30, 1997, Mr. Cooper was paid $48,000, by both Petrol Rem and IDT, both of which are subsidiaries of BICO. During the six months ended June 30, 1997, Mr Cooper was paid $62,500 by Diasense.

(5) In April, 1994, Mr. Feola's employment agreement with Diasense was assigned to BICO when he left Diasense to rejoin BICO as its Senior Vice President. In November, 1994, Mr. Feola's employment agreement was renegotiated, provides for an annual salary of $200,000 and is effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). Mr. Feola's salary was increased by $50,000 during both 1995 and 1996.

(6) In November, 1994, Mr. Keeling entered into an employment agreement with the Company which provides for an annual salary of $150,000 effective November 1, 1994 through October 31, 1999 (See, "Employment Agreements"). Mr. Keeling's salary was increased by $25,000 during both 1995 and 1996.

               Option/Warrant/SAR Grants in Last Fiscal Year

                                                         POTENTIAL REALIZED
                                                          VALUE AT ASSUMED
                                                        ANNUAL RATES OF STOCK
                                                        PRICE APPRECIATION FOR
                 INDIVIDUAL GRANTS                            OPTION TERM
--------------------------------------------------------------------------------
                      Percent of
           Number of    Total
          Securities Options/SARs
          Underlying  Granted to   Exercise
           Options/  Employees in  or Base
  Name       SARs    Fiscal Year   Price      Exp.
          Granted(#)     (2)       ($/Sh)     Date    5% ($)  10% ($)  0% ($)
--------- ---------- ------------ --------- -------- -------- -------- --------
Anthony   350,000(1)     53.7%      $0.50   10/11/99 $724,150 $858,550 $601,650
J. Feola                                                (3)      (3)     (3)

Glenn     100,000(4)     15.3%      $1.48   08/26/01 $ 40,900 $ 90,300 $  0
Keeling                                                 (5)      (5)     (5)

__________________________________________

(1) The warrants set forth in this row represent the warrants already held by the Named Executive which were extended by the Company during 1996. These warrants to purchase the Company's common stock were originally granted to the Named Executive in 1991 (See, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). Although the warrants were not actually awarded during 1996, they are included in this Executive Compensation disclosure section because the exercise price of the warrants, which was not changed at the time of the extension, was less than the "market price" of the common stock at the time of the extension.

(2) For purposes of calculating these percentages, the total number of warrants granted or extended during 1996 was 651,482 which included 300,000 new grants in 1996, and extensions of 351,482 warrants originally granted in 1991.

(3) Potential realizable values reflect the difference between the warrant exercise price at the end of 1996 and the fair value of the Company's common stock price from the date of the extension until the expiration of the warrant. The 5% and 10% appreciation rates, compounded annually, are assumed pursuant to the rules promulgated by the SEC and do not reflect actual historical or projected rates of appreciation of the common stock. Assuming such appreciation, the following illustrates the per share value on the dates set forth (the expiration dates for the warrants), assuming the values set forth (the closing bid price on the date of the extension as reported by NASDAQ):

          STOCK PRICE ON            EXPIRATION
          DATE OF EXTENSION            DATE          5%           10%
          -----------------         ----------     ------       ------
          10/11/96: $2.219           10/11/99      $2.569       $2.953

     The foregoing values do not reflect appreciation actually realized by the Named Executive (See, "Option/Warrant/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/Warrant/SAR Value" Table, Below).

(4) Warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2001 were granted to the Named Executive on August 26, 1996.

(5) Potential realizable values reflect the difference between the warrant exercise price at the end of 1996 and the fair value of the Company's common stock price from the date of the grant until the expiration of the warrant. The 5% and 10% appreciation rates, compounded annually, are assumed pursuant to the rules promulgated by the SEC and do not reflect actual historical or projected rates of appreciation of the common stock. Assuming such appreciation, the following illustrates the per share value on the dates set forth (the expiration dates for the warrants), assuming the values set forth (the closing bid price on the date of the extension as reported by Nasdaq):

          STOCK PRICE ON            EXPIRATION
          GRANT DATE                   DATE            5%        10%
          ---------------           ----------       ------    ------
          08/26/96: $1.48            08/26/01        $1.889    $2.383

     The foregoing values do not reflect appreciation actually realized by the Named Executive (See, "Option/Warrant/SAR Exercises In Last Fiscal Year" Table, Below).

    Option/Warrant/SAR Grants During the Six Months Ended June 30, 1997

No options, warrants or SARs were granted to any Named Executive during the six months ended June 30, 1997.

        AGGREGATED OPTION/WARRANT/SAR EXERCISES IN LAST FISCAL YEAR
            AND FISCAL YEAR-END OPTION/WARRANT/SAR VALUE TABLE

                                          Number of            Value of
                                          Securities           Unexercised In-
                                          Underlying           the-Money
                                          Unexercised          Options/SARs at
                                          Options/SARs at      FY-End ($)
                                          FY-End (#)
 -------------------------------------------------------------------------------
 Name       Shares        Value           Exerciseable/        Exerciseable/
            Acquired on   Realized ($)    Unexerciseable(3)    Unexerciseable(4)
            Exercise         (2)
            (#)(1)
----------  -----------   ------------    -----------------    -----------------
David L.       0            $ 0              820,000              $ 557,350
Purdy                                          (5)

Fred E.     100,000         $206,250         400,000              $ 275,000
Cooper        (6)              (7)             (8)

Anthony J.     0            $ 0              550,000              $ 290,625
Feola                                          (9)

Glenn          0            $ 0              100,000             ($  54,250)
Keeling                                       (10)

__________________

(1) This figure represents the number of shares of common stock acquired by each named executive officer upon the exercise of warrants.

(2) The value realized of the warrants exercised was computed by determining the spread between the market value of the underlying securities at the time of exercise minus the exercise price of the warrant.

(3)  All warrants held by the Named Executives are currently exercisable.

(4) The value of unexercised warrants was computed by subtracting the exercise price of the outstanding warrants from the closing sales price of the Company's common stock on December 31, 1996 as reported by Nasdaq ($.9375).

(5) Includes warrants to purchase: 240,000 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); and 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998) (See, "Warrants").

(6) During the year ended December 31, 1996, Mr. Cooper exercised warrants to purchase 100,000 shares of common stock at $.25 per share.

(7) The closing sales price as reported by Nasdaq on April 23, 1996, the date of the warrant exercise set forth in note (6), was $2.3125.

(8) Includes warrants to purchase: 400,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) (See, "Warrants").

(9) Includes warrants to purchase: 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); 100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); and 350,000 shares of common stock at $.50 per share until October 11, 1996 (extended until October 11, 1999) (See, "Warrants").

(10) Includes warrants to purchase: 100,000 shares of common stock at $1.48 per share until August 26, 2001.

                  AGGREGATED OPTION/WARRANT/SAR EXERCISES
                 DURING THE SIX MONTHS ENDED JUNE 30, 1997
                 AND 6/30/97 OPTION/WARRANT/SAR VALUE TABLE

                                          Number of            Value of
                                          Securities           Unexercised In-
                                          Underlying           the-Money
                                          Unexercised          Options/SARs at
                                          Options/SARs at      6/30/97 ($)
                                          6/30/97 (#)
 -------------------------------------------------------------------------------
 Name       Shares        Value           Exerciseable/        Exerciseable/
            Acquired on   Realized ($)    Unexerciseable(3)    Unexerciseable(4)
            Exercise         (2)
            (#)(1)
----------  -----------   ------------    -----------------    -----------------
David L.     52,800         $  8,239           767,200             $ 305,083
Purdy         (5)              (6)               (7)

Fred E.     100,000         $ 33,440           300,000             $ 121,800
Cooper        (8)              (9)               (10)

Anthony J.     0            $  0               550,000             $ 135,800
Feola                                            (11)

Glenn          0            $  0               100,000             $  0
Keeling                                          (12)                (13)
__________________

(1) This figure represents the number of shares of common stock acquired by each named executive officer upon the exercise of warrants.

(2) The value realized of the warrants exercised was computed by determining the spread between the market value of the underlying securities at the time of exercise minus the exercise price of the warrant.

(3)  All warrants held by the Named Executives are currently exercisable.

(4) The value of unexercised warrants was computed by subtracting the exercise price of the outstanding warrants from the closing sales price of the Company's common stock on June 30, 1997 as reported by Nasdaq ($.656).

(5) During the six months ended June 30, 1997, Mr. Purdy exercised warrants to purchase 52,800 shares of common stock at $.25 per share.

(6) The closing sales price as reported by Nasdaq on May 1, 1997, the date of the warrant exercise set forth in note (5) was $.406 per share.

(7) Includes warrants to purchase: 187,200 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); and 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998) (See, "Warrants").

(8) During the six months ended June 30, 1997, Mr. Cooper exercised warrants to purchase 100,000 shares of common stock at $.25 per share.

(9) The closing sales price as reported by Nasdaq on April 21, 1997, the date of the warrant exercise set forth in note (8), was $.594.

(10) Includes warrants to purchase: 300,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) (See, "Warrants").

(11) Includes warrants to purchase: 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); 100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); and 350,000 shares of common stock at $.50 per share until October 11, 1996 (extended until October 11, 1999) (See, "Warrants").

(12) Includes warrants to purchase: 100,000 shares of common stock at $1.48 per share until August 26, 2001.

(13) Because the market price as of June 30, 1997 was less than the exercise price of the warrants, such warrants were not "in-the-money".

Employment Agreements

BICO has entered into employment agreements (the "Agreements") with its Named Executives Fred E. Cooper, David L. Purdy, Anthony J. Feola and Glenn Keeling effective November 1, 1994, pursuant to which they are currently entitled to receive annual salaries of $250,000, $300,000, $300,000 and $200,000 respectively, which are subject to review and adjustment. The initial term of the Agreements with Messrs. Cooper and Purdy expires on October 31, 1999, and continues thereafter for additional three-year terms unless any of the parties give proper notice of non- renewal. The initial term of the Agreements with Messrs. Feola and Keeling expires on October 31, 1999, and continues thereafter for additional two-year terms unless either of the parties give proper notice of non-renewal. The Agreements also provide that in the event of a "change of control" of BICO, BICO is required to issue the following shares of common stock, represented by a percentage of the outstanding shares of common stock of the Company immediately after the change in control: five percent (5%) to Mr. Cooper and Mr. Purdy; four percent (4%) to Mr. Feola; and three percent (3%) to Mr. Keeling. In general, a "change of control" is deemed to occur for purposes of the Agreements (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one- third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreement), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, in the event of a change in control within the term of the Agreements or within one year thereafter, Messrs. Cooper, Purdy, Feola and Keeling are entitled to receive severance payments in amounts equal to: 100% of their most recent annual salary for the first three years following termination; 50% of their most recent annual salary for the next two years; and 25% of their most recent salary for the next five years. BICO is also required to continue medical insurance coverage for Messrs. Cooper, Purdy, Feola and Keeling and their families during such periods. Such severance payments will terminate in the event of the employee's death.

In the event that either Mr. Purdy or Mr. Cooper becomes disabled, as defined in their Agreements, he will be entitled to the following payments, in lieu of salary, such payments to be reduced by any amount paid directly to him pursuant to a disability insurance policy provided by the Company or its affiliates:
100% of his most recent annual salary for the first three years; and 70% of his most recent salary for the next two years. In the event that either Mr. Feola or Mr. Keeling becomes disabled, as defined in their Agreements, he will be entitled to the following payments, in lieu of salary, such payments to be reduced by any amount paid directly to him pursuant to a disability insurance policy provided by the Company or its affiliates: 100% of his most recent annual salary for the first year; and 70% of his most recent salary for the second year.

The Agreements also generally restrict the disclosure of certain confidential information obtained by Messrs. Cooper, Purdy, Feola and Keeling during the term of the Agreements and restricts them from competing with BICO for a period of one year in specified states following the expiration or termination of the Agreements.

In addition to the Employment Agreements described above, BICO also entered into employment agreements with two of its non-executive officer employees effective November 1, 1994. The terms of such agreements are similar to those described for Messrs. Feola and Keeling above, with the following amendments: the term of one agreement is from November 1, 1994 through October 31, 2002, and is renewable for successive two-year terms; the term of the other agreement is from November 1, 1994 through October 31, 1999, and is renewable for successive two-year terms; the annual salaries are $100,000 and $75,000 respectively; and, in the event of a "change in control", BICO is required to issue both employees shares of common stock equal to two percent (2%) of the outstanding shares of the common stock of the Company immediately after the change in control.

             REPORT ON EXECUTIVE OFFICER COMPENSATION

The Company has no Compensation Committee which determines executive compensation. The Named Executive Officers' salaries are determined by their employment contracts, which are negotiated and approved by the Board of Directors. Raises in salaries and bonuses are recommended by the CEO and approved by the Board of Directors. The CEO bases his recommendations on a number of subjective factors which include each executive officer's scope of responsibility and accountability within the Company, and each individual's performance and service to the Company.

Deductibility of Executive Compensation Expense Under Federal Tax Laws

When awarding compensation to its executives, the Board of Directors has considered the impact of recently enacted provisions of the Internal Revenue Code of 1986, as amended, that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Named Executives ("Section 162(m)"). While the Company does not expect that these provisions will limit its tax deductions for executive compensation in the near term, in the future, the Board may determine to adopt a compensation program which does not satisfy the conditions of Section 162(m) if in the Board's judgment, after considering the additional costs of not satisfying
Section 162(m), such program is appropriate.

     Submitted by the Board of Directors

     David L. Purdy
     Fred E. Cooper
     Anthony J. Feola
     Glenn Keeling


           Compare 5-Year Cumulative Total Return
           Among Biocontrol Technology ("BICO"),
           NASDAQ Market Index and SIC Code Index


                      "Line Graph"



                     1992    1993    1994    1995    1996   **1997
                   ------  ------  ------  ------  ------   ------
BICO                66.67   53.85   34.62   73.72   19.23    13.46
SIC Code Index      83.20   60.75   69.91  119.26  129.89   148.61
NASDAQ MarketIndex 100.98  121.13  127.17  164.96  204.98   230.17


Assumes $100 Invested on January 1, 1992
Assumes Dividend Reinvested
**As of June 30, 1997



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the indicated information as of June 30, 1997 with respect to each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock, each director of the Company, and all directors and executive officers of the Company as a group. The table excludes disclosure of entities such as Cede & Co. and other companies which would reflect the ownership of entities who hold stock on behalf of shareholders.

As of June 30, 1997 there were 71,695,466 shares of the Company's common stock outstanding. The first column sets forth the common stock currently owned by each person or group, excluding currently exercisable warrants for the purchase of common stock. The second column sets forth the percentage of the total number of shares of common stock outstanding as of June 30, 1997 owned by each person or group, excluding exercisable warrants. The third column sets forth the total number of shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, plus common stock currently owned. The fourth column sets forth the percentage of the total number of shares of common stock outstanding as of June 30, 1997 which would be owned by each named person or group upon the exercise of all of the warrants held by such person or group together with common stock currently owned, as set forth in the third column. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.


                         Amount and
                         Nature of                                  Percent of
Name and Address of      Beneficial     Percent of   Ownership with  Class with
Beneficial Owner         Ownership(1)   Class (2)     Warrants (3)  Warrants(4)
-----------------------  ------------   ----------  --------------  -----------
David L. Purdy (5)          240,140         *        1,007,340(6)      1.4%
300 Indian Springs Road
Indiana, PA 15701

Fred E. Cooper              776,200        1.1%      1,076,200(7)      1.5%
Building 2500, 2nd Floor
2275 Swallow Hill Rd.
Pittsburgh, PA 15220

Anthony J. Feola            354,000         *          904,000(8)      1.2%
Building 2500, 2nd Floor
2275 Swallow Hill Rd.
Pittsburgh, PA 15220

Glenn Keeling               138,500         *          238,500(9)       *
200 Julrich Drive
McMurray, PA 15317

All directors and         1,508,840        2.1%      3,226,040(10)     4.4%
executive officers
as a group (4 persons)

* Less than one percent
________________________


(1) Excludes currently exercisable warrants set forth in the third column and detailed in the footnotes below.

(2) Represents current common stock owned by each person, as set forth in the first column, excluding currently exercisable warrants, as a percentage of the total number of shares of common stock outstanding as of June 30, 1997.

(3) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(4) Represents total number of shares of common stock owned by each person, as set forth in the third column, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of June 30, 1997. For computation purposes, the total number of shares of common stock outstanding as of June 30, 1997 has been increased by the number of additional shares which would be outstanding if the person or group owned the number of shares set forth in the third column.

(5) Does not include shares held by Mr. Purdy's spouse or adult child. Mr. Purdy disclaims any beneficial interest to shares held by members of his family.

(6) Includes currently exercisable warrants to purchase the following: 187,200 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998); and 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Purdy's previous employment agreement. In addition, Mr. Purdy is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(7) Includes currently exercisable warrants to purchase the following: 300,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Cooper's previous employment agreement. In addition, Mr. Cooper is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(8)  Includes currently exercisable warrants to purchase the following:
     100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Feola's previous employment agreement; and 350,000 shares of common stock at $.50 per share until October 11, 1996 (extended until October 11,
     1999). In addition, Mr. Feola is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(9) Includes currently exercisable warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2001. In addition, Mr. Keeling is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(10) Includes shares of common stock, including stock currently owned, available under currently exercisable warrants as set forth above.


                 FINANCIAL AND OTHER INFORMATION

For additional information, including Financial Information, Financial Statements and corresponding notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations, please review the Company's Form Annual Report on Form 10-K, as well as the Company's Quarterly Reports on Form 10-Q, which are available at no charge from the Company or on-line from the SEC's EDGAR system. For information, please contact Diane McQuaide, the Company's Investor Relations Representative at:

                     2275 Swallow Hill Road
                     Bldg. 2500, 2nd Floor
                      Pittsburgh, PA 15220
                         (412) 429-0673


            INCREASE IN NUMBER OF AUTHORIZED SHARES

The Company's Articles of Incorporation, as amended, authorize the issuance of 100,000,000 shares of common stock, par value $.10 per share. As of June 30, 1997, 1996, there were 71,695,466 shares outstanding, and currently exercisable warrants to purchase 4,396,162 shares of common stock.

All outstanding shares of the Company's common stock are issued fully paid and nonassessable. All additional shares of common stock will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock. Holders of common stock and preferred stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for the increase in the number of authorized shares of common stock could determine the outcome of such vote, and the holders of the remaining common stock would not be able to change the outcome of the vote.

In the event of liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to receive on a pro rata basis all assets remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of the Company.

Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof, and subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets exceed the liquidation preference of any outstanding preferred stock. The Company has not paid any cash dividends on its common stock since its inception and no cash dividends on the common stock are contemplated at any time in the foreseeable future.

The Board of Directors of the Company unanimously approved a resolution to propose that the shareholders increase the number of authorized shares of common stock to 150,000,000 by amending the Company's Articles of Incorporation. If such an increase is approved, the Board of Directors may, without additional shareholder approval, authorize the sale of such additional shares in order to raise additional capital to fund the Company's operations and research and development projects. The Board will authorize management to use any such funds raised to fund existing or new research and development projects as management determines is in the best interest of the Company.

Management does not believe that, until full-scale manufacturing of the Noninvasive Glucose Sensor begins, or the sale of the Company's other products generates meaningful revenues, the Company presently has alternative means to raise additional funds. The proposal to increase the number of authorized shares is part of management's long-term plan to continue funding the Company's existing and future research and development projects, and to fund manufacturing start-up of the Noninvasive Glucose Sensor. Any future sale of additional shares, whether in a public or private offering, will dilute the holdings of existing shareholders. The Company has no current specific plans for any proceeds received from the future sale of the additional shares, but may use any such proceeds to continue funding existing research and development projects, manufacturing, and future projects which are deemed by management to be in the best interest of the Company. Such projects are subject to risks, and there can be no assurances that any current or future project will be successful or result in commercially viable products.

The Board of Directors recommends shareholder approval of the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 150,000,000. The affirmative vote of the holders of a majority of the common stock entitled to vote at the Special Meeting is necessary to approve the amendment. If not otherwise specified, properly executed proxies will be voted in favor of the amendment.

          CHANGES IN THE COMPANY'S INDEPENDENT AUDITORS

Effective January 25, 1995, upon a determination by the Board of Directors, the Company engaged Thompson Dugan, P.C. as its independent auditors and accountants to replace Grant Thornton LLP. Thompson Dugan, P.C. also serves as the independent auditors and accountants for Diasense, replacing Grant Thornton LLP. Neither company had any disagreements with Thompson Dugan, P.C. or Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. A representative of Thompson Dugan, P.C. will not be present at the Special Meeting to answer questions.

                      SHAREHOLDER PROPOSALS

All shareholder proposals to be presented at the next Annual Meeting of the Company must be received by the Company at its principal executive offices by September 30, 1997 for inclusion in the proxy materials relating to the next Annual Meeting.

                          OTHER MATTERS

The management of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the person named in the enclosed Proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with his judgement.

The enclosed Proxy is solicited on behalf of the Board of Directors. The expenses of solicitation, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxy and Proxy Statement, the aggregate of which is estimated to be approximately $30,000, has been or will be paid by the Company. The Company will pay Chase Mellon Shareholder Services, its Registrar and Transfer Agent, for its assistance in the solicitation of proxies and will reimburse brokers and other persons holding shares in their names or those of their nominees for their expenses for sending Proxy materials to principals and obtaining their proxies.

Shareholders are urged to specify their choice, date, sign and return the enclosed proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                              By Order of the Board of Directors

                              /s/ David E. Staudenmaier
                              ______________________________
                              David E. Staudenmaier, Secretary